SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2006
Inco Limited
(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	1-1143 (Commission file number)	98-0000676 (I.R.S. Employer Identification Number)
145 King Street West, Suite 1500
Toronto, Ontario M5H 4B7
(Address of Principal Executive Offices)
Company’s telephone number, including area code: (416) 361-7511
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant
In a press release dated October 24, 2006, Companhia Vale do Rio Doce (“CVRD”) announced that 174,623,019 common shares of Inco Limited (“Inco”) including shares deposited by guaranteed delivery, representing 75.66% of the Inco common shares outstanding on a fully-diluted basis, were deposited to the offer to acquire all of the outstanding common shares of Inco for Cdn. $86.00 in cash per Inco common share as at the expiry time of the offer, midnight (Toronto time) on October 23, 2006.

Based on the number of common shares that CVRD has reported were tendered and the offering price of Cdn.$86.00 per Inco common share, Inco estimates that the amount of the consideration paid for such shares would be approximately Cdn.$15,017,579,634. The Offer and Circular (the “CVRD Circular”) of CVRD Canada Inc. (the “Offeror”), a wholly-owned subsidiary of CVRD, dated August 14, 2006, stated that CVRD had agreed to fund or arrange for the funding of the offer for Inco’s common shares and that CVRD intended to fund the requirements for the offer through a two-year senior bridge term loan credit facility in the aggregate principal amount of up to U.S.$18 billion (the “Facility”), as well as CVRD’s cash reserves and existing lines of credit. The CVRD Circular stated that the Facility will be provided pursuant to a binding commitment letter dated August 14, 2006 between CVRD and Credit Suisse, UBS Loan Finance LLC, ABN AMRO Bank N.V. and Banco Santander Central Hispano, S.A., New York Branch. The foregoing description of the amount of consideration and the source of funds is based solely on the October 24, 2006 press release of CVRD and the CVRD Circular, respectively.

A copy of Inco’s October 24, 2006 press release regarding the CVRD announcement, attached hereto as Exhibit 99.1, is incorporated by reference into this Item 5.01 in its entirety.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INCO LIMITED
By:	/s/ Simon A. Fish
Simon A. Fish
Executive Vice-President General Counsel and Secretary

Date: October 24, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page
99.1	Inco Limited press release dated October 24, 2006.